                                                                    Exhibit 99.2
                              For Immediate Release

W. LEIGH THOMPSON, M.D., Ph.D., RESIGNS AS MEMBER OF
ERGO SCIENCE'S BOARD OF DIRECTORS


Contact: Lisa V. DeScenza
         Corporate Communications &
         Investor Relations Specialist
         (617) 241-6824 (Direct Line)            ldescenza@ergo.com     (E-Mail)
         (617) 241-8822 (Fax)                    http://www.ergo.com  (Web Site)


         BOSTON, December 17, 1998 - Ergo Science Corporation (Nasdaq:ERGO) today announced that W. Leigh Thompson, M.D., Ph.D., has resigned from its Board of Directors. Dr. Thompson first joined Ergo Science's Board in January 1997. In order to retain the benefit of Dr. Thompson's services in the future, the Company intends to retain Dr. Thompson as a consultant to participate in the evaluation of its regulatory strategy for ERGOSET(R) tablets and its other research and development programs.

         Commenting on the announcement, Ronald H. Abrahams, Ph.D., Chairman and Chief Executive Officer stated, "We are grateful to Dr. Thompson for his many contributions to Ergo Science. We look forward to his continued assistance in the future.

Ergo Science Background
         Ergo Science Corporation is a biopharmaceutical company developing novel treatments for metabolic and immune system disorders.

This discussion contains forward-looking statements. Forward-looking statements reflect Ergo Science's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, assumed, estimated or otherwise indicated. Important factors that could cause actual results to differ materially include, without limitation, (1) there can be no assurance that ERGOSET(R) tablets will receive approval from FDA or that Ergo Science will be able to submit clinical trial results in the future that will produce an approval by the FDA of ERGOSET(R) tablets, (2) there can be no assurance that Ergo Science will have sufficient capital to complete any additional trials undertaken, (3) data obtained from clinical trials are subject to varying interpretations, and there can be no assurance that the FDA (or an FDA panel of experts) will agree with Ergo Science's assessment of future clinical trial results, (4) uncertainty related to the scientific development of a new medical therapy, (5) competition in the anti-diabetic and anti-obesity markets is intense; other products have been recently approved for these indications and other companies are developing competing products, (6) the need for additional funding, (7) there can be no assurance that Ergo Science will be able to establish corporate alliances to market ERGOSET(R) tablets, if approved for commercial marketing, and assist with development of product candidates, (8) there can be no assurance that Ergo Science's formulation of bromocriptine mesylate, if approved for commercial marketing, will be successful in the marketplace, or that Ergo Science will receive any profits from its sale, and (9) the uncertainty relating to patent protection in the pharmaceutical and biotechnology industries. Further information and additional important factors are set forth in reports and other filings of Ergo Science with the Securities and Exchange Commission, including, without limitation, the 1997 Annual Report on Form 10-K, generally under the section entitled "Risk Factors." Ergo Science does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of Ergo Science.


                                       7